                                 May 24, 1999



Nuveen Dividend Advantage Municipal Fund
333 West Wacker Drive
Chicago, Illinois  60606

Ladies and Gentlemen:

                    Nuveen Dividend Advantage Municipal Fund

     We have acted as counsel for Nuveen Dividend Advantage Municipal Fund (the "Fund") in connection with the registration under the Securities Act of 1933 (the "Act") of certain of its common shares of beneficial interest (the "Shares") in registration statement no. 333-76461 on form N-2 as amended by pre-effective amendment no. 1 and as it is proposed to be amended by pre-effective amendment no. 2 (as amended and as proposed to be amended, the "Registration Statement").

     In this connection we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate and other records, certificates and other papers as we deemed it necessary to examine for the purpose of this opinion, including the agreement and declaration of trust (the "Trust Agreement") and by-laws of the Fund, actions of the board of trustees of the Fund authorizing the issuance of shares of the Fund and the Registration Statement.

     We assume that, upon sale of the Shares, the Fund will receive the authorized consideration therefor, which will at least equal the net asset value of the Shares.

     Based upon the foregoing, we are of the opinion that the Fund is authorized to issue the Shares, and that, when the Shares are issued and sold after the Registration Statement has been declared effective and the authorized consideration therefor is received by the Fund, they will be validly issued, fully paid and nonassessable by the Fund, except that, as set forth in the Registration Statement, shareholders of the Fund may under certain circumstances be held personally liable for its obligations.

     In rendering the foregoing opinion, we have relied upon the opinion of Bingham Dana LLP expressed in their letter to us dated May 25, 1999.

Nuveen California Dividend Advantage Municipal Fund
May 24, 1999
Page two


     We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under section 7 of the Act.

                                Very truly yours,